================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as Permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PROSOFTTRAINING.COM
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                              ProsoftTraining.com
                         3001 Bee Caves Rd., Suite 300
                              Austin, Texas 78746

                               -----------------

                   Notice of Annual Meeting of Stockholders

                               -----------------

TO OUR STOCKHOLDERS:

   The Annual Meeting of Stockholders of ProsoftTraining.com (the "Company") will be held at the Company's headquarters, located at 3001 Bee Caves Road, Suite 300, Austin, Texas, on Tuesday, November 27, 2001, at 2:00 p.m. local time, for the following purposes:

       1. To elect two ClassII directors to hold office for a three-year term;
       2. To consider and vote upon a proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to change the name of the Company to ProsoftTraining; and
       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record on the books of the Company at the close of business on October 4, 2001 will be entitled to notice of, and to vote at, the Annual Meeting.

   All stockholders are cordially invited to attend the Annual Meeting. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                                          By Order of the Board of Directors,

                                          ProsoftTraining.com


                                          /s/ JERRELL M. BAIRD
                                          Jerrell M. Baird
                                          Chairman of the Board

Austin, Texas
October 24, 2001

                              ProsoftTraining.com
               3001 Bee Caves Rd., Suite 300 Austin, Texas 78746

                               -----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held November 27, 2001

                               -----------------

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

   The accompanying proxy is solicited by the Board of Directors of ProsoftTraining.com (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Company's headquarters, located at 3001 Bee Caves Road, Suite 300, Austin, Texas, on Tuesday, November 27, 2001, at 2:00 p.m. local time, and any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote FOR the election of the nominees for election to the Board of Directors listed in the proxy, FOR approval of an amendment to the Company's Amended and Restated Articles of Incorporation to change the name of the Company to ProsoftTraining and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy. This Proxy Statement and form of Proxy are being mailed to the Company's stockholders on or about October 26, 2001.

   The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Articles of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Proposal 2 requires the approval of a majority of the shares of Common Stock outstanding. Therefore, abstentions as to this proposal will have the same effect as votes against such proposal. Broker non-votes as to these proposals, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

   The cost of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular associates who will not receive additional compensation for the solicitation. The Company has no plans to hire special associates or paid solicitors to assist in obtaining proxies.

Outstanding Shares and Voting Rights

   Holders of record of the 23,690,998 shares of the Company's Common Stock outstanding at the close of business on October 4, 2001 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on October 4, 2001.

           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

   The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 17, 2001, by (i) each current director and nominee for director of the Company;
(ii) each of the executive officers named in the Summary Compensation Table herein; (iii) all present executive officers and directors of the Company as a group; and (iv) each person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                     Percent of
                                                        Shares of   Outstanding
                                                       Common Stock Common Stock
                                                       Beneficially Beneficially
 Name of Individual Or Identity of Group(1)               Owned        Owned
 ------------------------------------------            ------------ ------------
Hunt Capital Growth Fund II, L.P (2)..................  4,773,874       17.4%
  1601 Elm, Suite 4000
  Dallas, Texas 75201
Fidelity Management & Research........................  2,276,500        9.5%
  82 Devonshire St.
  Boston, MA 02109
Jerrell M. Baird (3)..................................    434,554        1.8%
J. William Fuller (4).................................     55,141          *
Robert G. Gwin (5)....................................    107,107          *
J.R. Holland, Jr. (6).................................  4,787,207       17.4%
Jeffrey G. Korn (7)...................................    205,553          *
Charles McCusker (8)..................................     60,245          *
David I. Perl (9).....................................    279,290        1.2%
Dr. Edward Walsh (10).................................     94,632          *
All executive officers and directors, as a group (11).  6,023,729       21.4%

--------
 * Less than 1% of the outstanding shares of Common Stock

(1)Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 23,973,256 shares outstanding as of October 17, 2001, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days, are based upon the sum of shares outstanding as of October 17, 2001 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(2)Includes 3,144,654 shares subject to conversion rights (see "Certain Transactions"), and 350,000 shares subject to stock warrant agreements.
(3)Includes 312,500 shares subject to stock options exercisable within 60 days, and 20,000 shares subject to a stock warrant agreement.
(4)Includes 15,000 shares subject to stock options exercisable within 60 days, and 20,641 shares subject to stock warrant agreements.
(5)Includes 55,187 shares subject to stock options exercisable within 60 days.
(6)Includes 4,773,874 shares beneficially owned by Hunt Capital (see footnote 2 above), and 13,333 shares subject to stock options exercisable within 60 days. Mr. Holland is President and CEO of Hunt Capital Management, LLC, an affiliate of Hunt Capital Growth Fund II, L.P. Mr.Holland disclaims beneficial ownership of the shares held by Hunt Capital Growth FundII, L.P., except to the extent of his pecuniary interest therein.
(7)Includes 49,000 shares subject to stock options exercisable within 60 days.
(8)Includes 38,995 shares owned by ServiceMaster Venture Fund L.L.C., of which 27,784 shares are subject to a stock warrant agreement. Includes 20,000 shares subject to stock options exercisable within 60 days. Mr.McCusker is Chief Operating Officer of a ServiceMaster subsidiary called ServiceMaster Home Service Center and is a general partner of Service Master Venture Fund L.L.C.
(9)Includes 77,000 shares subject to stock options exercisable within 60 days.
(10)Includes 48,332 shares subject to stock options exercisable within 60 days.
(11)Includes 590,352 shares subject to stock options exercisable within 60 days, 390,641 shares subject to stock warrants, and 3,144,654 shares subject to conversion rights.

                                  PROPOSAL 1

                      ELECTION OF TWO CLASS II DIRECTORS

   The Company's Bylaws provide for a Board of Directors of not less than three nor more than twenty-five Directors, the exact number to be fixed by the Board. The Board has currently fixed that number at six. The Board of Directors is currently divided into three classes of directors. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2004. The terms for the directors in Class I expire in the year 2003. The Class III directors' terms will expire in 2002.

   Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that these nominees will be unable to serve. However, if any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by the proxies will be voted for the substitute nominee.

The Board of Directors recommends that you vote FOR each of the following nominees for election as a director:

  Class II Nominees for the Terms Expiring in 2004:

   The Company's Board of Directors has proposed the following nominees for election as Class II Directors at the Annual Meeting. Each of the nominees has consented to serve a three-year term.

   Jeffrey G. Korn, 44. Mr. Korn has served as a Director of the Company since June 1997. Mr. Korn has been General Counsel of the Company since May 2000. Mr. Korn plans to end his employment with the Company on October 31, 2001 and return to private practice. Prior to joining the Company, Mr. Korn was a partner in the law firm of Kosto & Rotella, P.A. in Jacksonville, Florida, which he joined in 1983. Mr. Korn specialized in corporate law and dispute resolution. He graduated from the State University of New York at New Paltz with a BA in Political Science in 1979, and received his JD degree from Stetson University in 1982.

   Charles McCusker, 32. Mr. McCusker has served as a Director of the Company since December 1998. Currently, Mr. McCusker serves as the Chief Operating Officer for the ServiceMaster Home Service Center. Since 1997, Mr. McCusker has been responsible for investment opportunities in for-profit education and electronic commerce at ServiceMaster Venture Fund, the venture capital arm of ServiceMaster Company (NYSE: SVM). Prior to that, Mr. McCusker spent three years as a Vice President of Bengur Bryan & Co., Inc., a venture capital and private equity firm. Mr. McCusker graduated from Virginia Tech with a BS in Mechanical Engineering in 1992, and earned an MBA from the University of Chicago in 1998.

Directors Whose Terms of Office Continue

   The individuals listed below are presently serving as directors.

  Class I Terms Expire in 2003:

   Jerrell M. Baird, 45. Mr. Baird has been Chairman and Chief Executive Officer of the Company since February 1998. Mr. Baird joined the Company as Chief Operating Officer in June 1997 and became President of the Company in August 1997, a Director in December 1997 and Chairman and Chief Executive Officer in February 1998. Prior to joining the Company, Mr. Baird served as the Chief Information Officer of IBM's Consumer Product Division from 1996 to 1997. In 1992, Mr. Baird founded Baird Information Systems, an information technology outsourcing company where he served as President until 1994. From 1978 to 1992 and from 1994 to 1996, Mr. Baird served in a variety of positions at Mrs. Baird's Bakeries, a wholesale baking company, including Plant Manager, Director of Information Technology and Vice President of Marketing. Mr. Baird graduated from Washington and Lee University with a BS in Business Administration in 1978, and earned an MBA from Harvard University in 1982.

   J. William Fuller, 49. Mr. Fuller has served as a Director of the Company since December 1998. Mr. Fuller is registered as an investment advisor and owner of Fuller Capital Management LLC, a money management firm founded in 1983. Mr. Fuller has been active in venture capital and private investment banking ventures for the past 16 years. Additionally, he is a registered representative of Cambridge Investment Research, a registered broker dealer. Mr. Fuller graduated from Southern Methodist University with a BA in Philosophy in 1974.

  Class III Terms Expire in 2002:

   J.R. Holland, Jr., 57. Mr. Holland has been President and Chief Executive Officer of Unity Hunt, Inc. since 1991 and is currently Chairman of the Unity Hunt Investment Committee, in addition to being President and CEO of Hunt Capital Management, LLC. He is a Director of Texas Capital Bancshares, Inc., and several private companies. Mr. Holland graduated from Oklahoma State University with a BS in Chemical Engineering and received an MBA from Carnegie Mellon University, of which he presently serves on its advisory board.

   Dr. Edward Walsh, 62. Dr. Walsh has served as a Director since December 1999. Dr. Walsh is the chairman of the Irish Council for Science Technology and Innovation and the chairman of T.A. Ryan Academy for Entrepreneurship, a software incubation organization in Ireland. He was founding president of the University of Limerick, the first new university established by the Republic of Ireland, a post from which he stepped down in l998 after a 28-year term. Dr. Walsh is a graduate of the National University of Ireland and holds Masters and Doctorate qualifications in nuclear and electrical engineering from Iowa State University, where he was an Associate of the US Atomic Energy Commission Laboratory.

The Board of Directors

   The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company's business through discussion with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board met seven times during the fiscal year ended July 31, 2001, and held five committee meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of Board of Director committees on which that director served which were held during the period for which he was a director.

   Directors, other than associates or officers of the Company, are not compensated. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or associates of the Company are not compensated separately for service on the Board of Directors.

   The Board of Directors has standing Compensation, Audit, and Nominating Committees.

   The Compensation Committee is responsible for reviewing the structure, performance and compensation of the Company's senior executives and determining awards under the Company's stock option plans. The Compensation Committee is comprised of Messrs. McCusker, Holland, and Walsh. The Compensation Committee met three times during the fiscal year ended July 31, 2001.

   The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. On January 28, 2000, the Board of Directors adopted a written charter for the Audit Committee. A copy of the written charter is attached as Appendix A to this Proxy Statement. The Audit Committee is comprised of Messrs. Fuller and McCusker, each of whom is currently an "independent director" as that term is defined by the applicable rules of the National Association of Securities Dealers, Inc. The Audit Committee met five times during the fiscal year ended July 31, 2001.

   The Nominating Committee is responsible for recommending to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Nominating Committee is comprised of Messrs. Baird, Holland, and Walsh. The Nominating Committee met one time during the fiscal year ended July 31, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, Executive Officers and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 2001 all Section 16(a) filing requirements applicable to its Directors, Executive Officers and greater-than ten percent beneficial owners were satisfied.

                                  PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGETHE
                    NAME OF THE COMPANY TO PROSOFTTRAINING

   The Board has approved, subject to stockholder approval, an amendment to the Company's Articles of Incorporation to change the name of the Company from ProsoftTraining.com to ProsoftTraining.

   The Board believes that the change of corporate name is desirable in that the new name better reflects the operations of the Company as a full line supplier of IT education and certification products.

   The change of the Company's name will not affect, in any way, the validity or transferability of currently outstanding stock certificates, nor will the Company's stockholders be required to surrender or exchange any stock certificates that they currently hold. In addition, the Company will request that Nasdaq allow the Company to continue to use the ticker symbol "POSO."

Proposal

   At the Annual Meeting, stockholders will be asked to approve the name change. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common Stock. If the proposal is approved, a Certificate of Amendment amending the Company's Articles of Incorporation will be filed in the Office of the Secretary of the State of Nevada as soon as possible and the name change will then become effective.

   The Board of Directors recommends a vote FOR this proposal.

                              EXECUTIVE OFFICERS

   The current Executive Officers of the Company are as follows:

 Name             Age                       Position
 ----             --- ----------------------------------------------------
Jerrell M. Baird. 45  Chairman and Chief Executive Officer
David I. Perl.... 39  President and Chief Operating Officer*
Jerrell M. Baird. 45  Chairman and Chief Executive Officer
Robert G. Gwin... 38  Executive Vice President and Chief Financial Officer
Jeffrey Korn..... 44  General Counsel*

--------

* Each of Mr. Perl's and Mr. Korn's employment with the Company is terminating effective October 31, 2001. See "Employment and Termination of Employment Agreements and Change in Control Agreements."

   For additional information with respect to Messrs. Baird and Korn who are also directors of the Company, see "Proposal 1 - Election of Directors".

   David I. Perl. Mr. Perl's employment with the Company is terminating effective as of October 31, 2001. Mr. Perl joined the Company in June 1998 as its Chief Operating Officer, and became President in February 1999. Prior to joining the Company, Mr. Perl served as the first president and general manager of Otis Transit Systems, Inc., a wholly owned subsidiary of Otis Elevator Company, which is a division of United Technologies Corporation. He joined Otis Elevator in 1988, and held positions of increasing responsibility in strategic planning, sales, project management and general management. From 1984 to 1986, Mr. Perl worked for Trammell Crow Company, a Dallas-based, global real estate developer, where his responsibilities ranged from information systems to human resources. Mr. Perl earned a BS in economics from the Wharton School at the University of Pennsylvania in 1984 and obtained his MBA from Harvard University in 1988.

   Robert G. Gwin. Mr. Gwin joined the Company in August 2000 as its Chief Financial Officer. Prior to joining the Company, Mr. Gwin served as Managing Director of Prudential Capital Group, an asset management unit of The Prudential Insurance Company of America. He joined Prudential Capital in 1990, ultimately assuming management of its Dallas-based private investment activities, including both day-to-day operating responsibility and investment portfolio oversight. Mr. Gwin graduated from the University of Southern California with a BS in Business Administration in 1985 and earned an MBA from the Fuqua School at Duke University in 1990. Mr. Gwin is a Chartered Financial Analyst (CFA).

                          SUMMARY COMPENSATION TABLE

   Information is set forth below concerning the compensation for services in all capacities to the Company for the fiscal years ended July 31, 1999, 2000 and 2001 for the Company's Chief Executive Officer and any other executive officers as of July 31, 2001 whose compensation exceeded $100,000 for the fiscal year ending on that date.

                                                              Long-Term
                                                          CompensationAwards
                                                          ------------------
                                                           Shares of Common
                               Fiscal                      Stock Underlying   All Other
 Name and Principal Position    Year   Salary   Bonus       Stock Options    Compensation
---------------------------    ------ -------- -------    ------------------ ------------
Jerrell M. Baird..............  2001  $200,000 $89,000(1)      364,000            --
 Chairman of the Board and      2000   161,692  25,000(1)       36,000            --
 Chief Executive Officer        1999   146,154      --         350,000            --
David I. Perl (2).............  2001   180,000  57,500         364,000            --
 President and                  2000   161,692  25,000          36,000            --
 Chief Operating Officer        1999   130,912      --         225,000            --
Robert G. Gwin (3)............  2001   175,000  79,000(4)      385,000            --
 Executive Vice President and   2000        --      --              --            --
 Chief Financial Officer        1999        --      --              --            --
Jeffrey Korn (5)..............  2001   130,000  37,400         333,875            --
 General Counsel                2000        --      --              --            --
                                1999        --      --              --            --

--------
(1)Includes $25,000 paid to Mr. Baird during the fiscal year that was earned during the prior fiscal year.
(2)Mr. Perl's employment with the Company is terminating effective October 31, 2001. Mr.Perl joined the Company in June1998 as Chief Operating Officer. In February1999 he became President of the Company.
(3)Mr.Gwin joined the Company in August 2000 as its Chief Financial Officer.
(4)Mr. Gwin received a payment of $30,000 upon joining the Company to assist in his relocation to Austin, Texas.
(5)Mr. Korn's employment with the Company is terminating effective October 31, 2001. Mr. Korn joined the Company in May 2000 as its General Counsel.

                              OPTION GRANTS TABLE

   The following table sets forth information concerning grants of stock options to the named executive officers during the fiscal year ended July 31, 2001.

                                       % of Total
                    Shares of Common Options Granted                           Grant Date
                    Stock Underlying to Employees in Exercise Price Expiration  Present
 Executive Officer  Stock Options(1)   Fiscal Year    Per Share(2)     Date     Value(3)
 -----------------  ---------------- --------------- -------------- ---------- ----------
Jerrell M. Baird...     164,000            6.3%          $ 8.81      11/28/05  $1,088,960
Jerrell M. Baird...     200,000            7.7             1.25       6/15/11     188,000
David I. Perl......     164,000            6.3             8.81      11/28/05   1,088,960
David I. Perl......     200,000            7.7             1.25       6/15/11     188,000
Robert G. Gwin.....     175,000            6.7            10.13       8/28/05   1,338,750
Robert G. Gwin.....      10,000            0.4             8.81      11/28/05      66,400
Robert G. Gwin.....     200,000            7.7             1.25       6/15/11     188,000
Jeffrey Korn.......     133,875            5.1             8.81      11/28/05     888,930
Jeffrey Korn.......     200,000            7.7             1.25       6/15/11     188,000

--------
(1)The options were granted under the Prosofttraining.com 2000 Stock Option Plan for a term of at least five years, subject to earlier termination in certain events related to termination of employment. The options vest on the first anniversary from the grant date. To the extent not already exercisable, the options generally become exercisable upon a merger or consolidation of the Company with or into another corporation, or upon the acquisition by another corporation or person of all or substantially all of the Company's assets, unless the option is assumed or replaced with a comparable option by the surviving entity.
(2)All options were granted at fair market value (the last price for the Company's Common Stock on the day previous to the date of grant as reported by Nasdaq).
(3)As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The calculation is based on a five-year term and upon the following assumptions: annual dividend growth of zero percent, volatility of approximately 100%, and an interest rate of 6%. There can be no assurances that the amounts reflected in this column will be achieved.

AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

   The following table sets forth information concerning each exercise of stock options during the fiscal year ended July 31, 2001 by each of the named executive officers and the fiscal year-end value of unexercised stock options held by such executive officers as of July 31, 2001.

                                                                     Value of Unexercised
                                         Number of Unexercised     In-the-Money Options at
                                       Options at July 31, 2001         July 31, 2001
                                       ------------------------- ----------------------------
                    Shares
                   Acquired    Value
 Name             on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable(1)
 ----             ----------- -------- ----------- ------------- ----------- ----------------
Jerrell M. Baird.     --         --      283,333      366,667      $16,333        $1,167
David I. Perl....     --         --      210,000      375,000      $ 7,700            --
Robert G. Gwin...     --         --           --      385,000           --            --
Jeffrey Korn.....     --         --       93,334      286,666      $ 2,149            --

--------
(1)Value of Unexercised, In-the-Money Options at July 31, 2001 is calculated as follows: [(Per Share Closing Sale Price on 7/31/01, the last trading day of the fiscal year,) (up arrow) (Per Share Exercise price)] X Number of Shares Subject to Unexercised Options. The per share closing price on 7/31/01 was $1.22.

Employment and Termination of Employment Agreements and Change in Control Arrangements

   On February 1, 2000, the Company entered into an employment agreement with Jerrell M. Baird, its Chief Executive Officer and Chairman. Mr. Baird's agreement has a term of twenty-four months and provides for a base annual salary of $200,000. Mr. Baird is entitled to receive an annual bonus, as determined by the Board of Directors, of up to $80,000 pursuant to certain stock price and operating performance criteria being achieved. In the event of termination of Mr. Baird's employment for any reason other than gross negligence or malfeasance, the Company is obligated to pay an amount equal to his cash compensation for the previous twelve months, plus acceleration and immediate vesting of all unvested options. The Company has agreed that if a change of control of the Company occurs where Mr. Baird is not Chairman and Chief Executive Officer of the ultimate parent, then a payment shall be made to Mr. Baird equal to $300,000. In addition, all of Mr. Baird's unvested options shall vest upon any change of control.

   On August 1, 2000, the Company entered into an employment agreement with Robert G. Gwin, its Chief Financial Officer. Mr. Gwin's agreement has a term of twenty-four months and provides for a base annual salary of $175,000. Mr. Gwin is entitled to receive an annual bonus, as determined by the Company, of up to $70,000 pursuant to certain stock price and operating performance criteria being achieved. In the event of termination of Mr. Gwin's employment for any reason other than gross negligence or malfeasance, the Company is obligated to pay an amount equal to his cash compensation for the previous twelve months, plus acceleration and immediate vesting of all unvested options. The Company has agreed that if a change of control of the Company occurs where Mr. Gwin is not Chief Financial Officer of the ultimate parent, then a payment shall be made to Mr. Gwin equal to $200,000. In addition, all of Mr. Gwin's unvested options shall vest upon any change of control.

   Pursuant to a Separation Agreement with the Company dated October 16, 2001, Mr. Perl's employment with the Company is terminating effective October 31, 2001. Under his Employment Agreement dated February 1, 2000, Mr. Perl was entitled to a severance payment upon termination equal to his prior twelve months' cash compensation and immediate vesting of all unvested options. In lieu of such payment, under the terms of his Separation Agreement Mr. Perl will receive $173,500 of the payment in cash, payable over a seven-month period. In addition, he has received $100,000 worth of Common Stock of the Company (161,290 shares). Mr. Perl also received immediate vesting of some unvested options, while returning other options to the Company, and agreed to certain lock-up provisions with respect to all of his newly issued shares and vested options. Mr. Perl agreed to non-competition for two years following his separation and he entered into a two-year Consulting Agreement with the Company at $2,000 per month.

   Pursuant to a Separation Agreement with the Company dated October 16, 2001, Mr. Korn's employment with the Company is also terminating effective October 31, 2001. Under his Employment Agreement dated May 15, 2000, Mr. Korn was entitled to a severance payment upon termination equal to his prior twelve months' cash compensation and immediate vesting of all unvested options. In lieu of such payment, under the terms of his Separation Agreement Mr. Korn will receive $103,125 of the payment in cash, payable over a seven-month period. In addition, he has received $75,000 worth of Common Stock of the Company (120,968 shares). Mr. Korn also received immediate vesting of some unvested options, while returning other options to the Company, and agreed to certain lock-up provisions with respect to all of his newly issued shares and vested options. Mr. Korn agreed to non-competition for two years following his separation and he entered into a two-year Consulting Agreement with the Company at $2,000 per month.

                         COMPENSATION COMMITTEE REPORT

Overview and Philosophy

   The Compensation Committee of the Board of Directors reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key associates. The Committee consists of three non-employee Directors: Messrs. McCusker, Holland and Walsh.

   The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrates pay with the individual executive's performance and the Company's annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies in the training industry, thereby allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and (iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of stock options. The compensation of the Company's executive officers is currently comprised of annual base salary, bonus plan pursuant to certain performance criteria being achieved, and long-term performance incentives in the form of stock option grants under the stock option plans.

   The Compensation Committee believes that equity compensation aligns associates' long-term objectives with those of the stockholders in striving to maximize the Company's value. The Company's Stock Option Plan provides associates with the opportunity to receive stock options. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance, and then recommends awards that reflect individual performance. Stock options are granted to company associates after completion of a probationary employment period. Additional options are awarded to enhance motivation and retention of key associates. Stock options generally have been granted with a five-year term and an exercise price equivalent to 100% of the fair market value of the Common Stock on the grant date.

Chief Executive Officer Compensation

   The Compensation Committee set the 2001 annual compensation for the Company's Chief Executive Officer, Mr. Baird. Mr. Baird's base salary is $200,000, plus a target annual bonus of $80,000 payable in February of each year, pursuant to certain stock price and other performance criteria being achieved. Mr. Baird received a grant of stock options during the fiscal year 2001 (see Option Grants Table). Options granted in 2001 vest quarterly over a four year period. Upon a change in control, all unvested options vest. The Compensation Committee believes that, under Mr. Baird's management, the Company continues to effectively accomplish its business plan and goals in addition to capitalizing upon the rapidly changing global demand for information technology training and certification.

                                          By the Compensation Committee:

                                          Charles McCusker
                                          J.R. Holland, Jr.
                                          Dr. Edward Walsh

October 16, 2001

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Company's Compensation Committee during the fiscal year ended July 31, 2001 were Charles McCusker, J.R. Holland, Jr., and Dr. Edward Walsh. Each member of the Compensation Committee during fiscal 2001 was a non-employee director of the Company while serving on the Committee.

   J.R. Holland, Jr., a director of the Company, is President and CEO of Hunt Capital Management, LLC. In October 2001, the Company received $2,500,000 for a 10% Subordinated Secured Convertible Note in that principal amount issued to Hunt Capital Growth Fund II, L.P., an affiliate of Hunt Capital Management, LLC. See "Certain Transactions".

                            AUDIT COMMITTEE REPORT

   The Audit Committee role is to act on behalf of the Board of Directors in the oversight of all aspects of the Company's financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report for fiscal year 2001 with management.

   The Audit Committee also reviewed with Grant Thornton LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of non-audit services by Grant Thornton LLP is compatible with their independence.

   The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 31, 2001 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee:

                                          Charles McCusker
                                          J. William Fuller

October 12, 2001

                       FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

   The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2001 and the reviews of the financial statements included in the Company's Form 10-Qs for such fiscal year were approximately $115,190.

Financial Information Systems Design and Implementation Fees

   No fees were billed for professional services rendered by Grant Thornton LLP for financial information systems design and implementation services for the fiscal year ended July 31, 2001.

All Other Fees

   The aggregate fees billed for services rendered by Grant Thornton LLP, other than the services referred to above, for the fiscal year ended July 31, 2001 were approximately $28,485.

                        COMPANY STOCK PRICE PERFORMANCE

   The following chart shows a comparison of the cumulative total return of the Company's Common Stock, the cumulative total return of the Nasdaq Market Index (U.S. Index) ("NASDAQ Index"), and the weighted average return of a peer group (described below) for the period commencing on July 31, 1997 and ending on July 31, 2001. The historical stock performance shown on the chart is not intended to and may not be indicative of future stock performance.

   Beginning with this year's presentation and consistent with reporting guidelines, the Company has modified the construction of its peer group index. This change is driven by events that have occurred in the technology training products and services sector, as well as by the need to include peers that better reflect the Company's market capitalization. For this transition year, the Company is presenting two peer group indices: the Old Peer Group, with companies included in the Company's peer group index for 2000, and the New Peer Group, which includes a mixture of companies that produce and/or deliver information technology training and related services for either in the classroom or over the Internet.

   The Old Peer Group includes Wave Technologies International, Learn2.com, Smart Force, Computer Learning Centers, Learning Tree International, Aris Corporation, New Horizons Worldwide, Sylvan Learning Systems, and Apollo Group. Not included in the Old Peer Group calculation for 2001 are: Wave Technologies International, which was acquired during 2000 and is no longer a public company; Aris Corporation, which changed its business model to focus on consulting rather than training and has merged with another entity; and Computer Learning Centers, which filed for Chapter 7 bankruptcy liquidation.

   The New Peer Group includes Click2learn.com, Insightful Corporation, Learn2.com, Provant, and VCampus.

               Comparison of Five-Year Cumulative Total Returns

                                                      [CHART]

                           July 31, July 31, July 31, July 31, July, 31,
                             1997     1998     1999     2000     2001
                           -------- -------- -------- -------- ---------
       ProsoftTraining.com   $100     $ 43     $ 29     $153     $ 12
       Old Peer Group.....   $100     $155     $ 97     $130     $146
       New Peer Group.....   $100     $107     $ 84     $122     $ 38
       NASDAQ Index.......   $100     $117     $166     $236     $127

--------
(1)The graph covers the period from July 31, 1997, the last trading day before the Company's 1998 fiscal year, to July 31, 2001, the last trading day before the Company's 2002 fiscal year.
(2)The graph assumes that $100 was invested on July 31, 1997, in Common Stock, in each Peer Group, and the Index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.
(3)Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                             CERTAIN TRANSACTIONS

   On October 16, 2001, the Company issued a $2,500,000 Subordinated Secured Convertible Note to Hunt Capital Growth Fund II, L.P. ("Hunt Capital"), which owned greater than five percent of the Company's outstanding Common Stock at that time. J.R. Holland, Jr., a director of the Company, is President and CEO of Hunt Capital Management, LLC, an affiliate of Hunt Capital. The Note is secured by all of the assets of the Company, has a five-year term, carries a 10% coupon, and does not require any interest payments until maturity. The Note is convertible into Common Stock of the Company at $0.795, which was 120% of the ten-day average closing market price of the Common Stock at closing. The Company has granted Hunt Capital certain registration rights with respect to the shares issuable upon conversion of the Note, and Hunt Capital has agreed not to sell those conversion shares or any other Company shares it owns for at least twelve months. Hunt Capital may accelerate the maturity of the Note upon certain events, including a sale or change of control of the Company or a material financing by the Company. In addition, as further consideration for the investment, Hunt Capital received the right to certain payments upon a sale of the Company in the event the Company is sold in a transaction whose value falls below $145 million. The payment is $1 million unless the transaction value falls below $60 million, at which point the payment would grow on a pro-rata basis to $4.5 million if the transaction value falls below $10 million.

   The Company believes that the foregoing transaction was in its best interests. As a matter of policy, this transaction was and all future transactions between the Company and its officers, directors, principal shareholders or their affiliates will be, approved by a majority of the independent and disinterested members of the Board of Directors, on terms no less favorable than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

                      APPOINTMENT OF INDEPENDENT AUDITORS

   The Company has appointed the firm of Grant Thornton LLP independent public auditors for the Company during the 2001 fiscal year, to serve in the same capacity for the year ending July 31, 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                     NOMINATIONS AND STOCKHOLDER PROPOSALS

   The Bylaws of the Company require that all nominations for persons to be elected to the Board of Directors, other than those made by or at the direction of the Board of Directors, be made pursuant to written notice to the Secretary of the Company. The notice must be received not less than 35 days prior to the meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting date is given or made to stockholders if such disclosure occurs less than 50 days prior to the date of such meeting). Notice must set forth the name, age, business address and residence address of each nominee, their principal occupation or employment, the class and number of shares of stock which they beneficially own, their citizenship and any other information that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the nominating stockholder's name and address as they appear on the Company's books and the class and number of shares of stock beneficially owned by such stockholder.

   In addition, the Bylaws require that for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Company must have received written notice thereof (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting, nor more than 150 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must set forth the name and address of the stockholder who intends to bring business before the meeting, the general nature of the business which he or she seeks to bring before the meeting and a representation that the stockholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

   Any proposal of a stockholder intended to be presented at the Company's 2002 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting is required to be received by the Company no later than June 26, 2002. Management proxies will have discretionary voting authority as to any proposal not received by that date if it is raised at that annual meeting, without any discussion of the matter in the proxy statement.

                                 ANNUAL REPORT

   The Company's Annual Report containing audited financial statements for the fiscal year ended July 31, 2001 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED JULY 31, 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF THE CORPORATE SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 OTHER MATTERS

   At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter that will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          ProsoftTraining.com

                                          /s/ JERRELL M. BAIRD
                                          Jerrell M. Baird
                                          Chairman of the Board

Austin, Texas
October 24, 2001

                                                                      APPENDIX A

                              PROSOFTTRAINING.COM

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

   There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

   The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the corporation.

RESPONSIBILITIES

   In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the audit committee will:

       . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

       .  Review and approve the discharge of independent auditors.

       . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

       . Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

       . Review the internal audit function of the corporation including the independence and authority of its reporting obligations the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

       . Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

       . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

       . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of the audit.

       . Review accounting and financial human resources and succession planning within the company.

       . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

       . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                               ProsoftTraining.com
                          3001 Bee Caves Rd., Suite 300
                               Austin, Texas 78746

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates, constitutes and appoints each of Jerrell
M. Baird and Jeffrey G. Korn the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ProsoftTraining.com which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters at 3001 Bee Caves Road, Suite 300, Austin, Texas on November 27, 2001, at 2:00 p.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:



THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 and 2

1.   Election of Directors:

           [ ] FOR ALL nominees listed below                    [ ] WITHHOLD AUTHORITY to vote for nominees listed below
           (except as indicated to the contrary below)


                       Jeffrey G. Korn

                       Charles McCusker


INSTRUCTION:  To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.
-----------------------------------------------------------------------------------------------------------------------------



2. Approval for amendment to the Company's Amended and Restated Articles of Incorporation to change the name of the company to ProsoftTraining.

           [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

IMPORTANT - PLEASE SIGN, DATE AND RETURN PROMPTLY

                           DATED: ________________________________________, 2001



                           _____________________________________________________
                           (Signature)


                           Please sign exactly as name appears hereon.
                           Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.


PLEASE SIGN THIS CARD AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.